Exhibit 99.2

TOWER INTERNATIONAL, INC. AND SUBSIDIARIES

CERTAIN ITEMS INCLUDED IN NET INCOME (1)

(Amounts in thousands, except per share amounts - unaudited)

	Three Months Ended				Year Ended	Three Months Ended
	March 31,	June 30,	September 30,	December 31,	December 31,	March 31,
	2015	2015	2015	2015	2015	2016
	(Amounts shown are after tax unless otherwise noted)					After-tax	Before tax
Income / (expense) items included in net income, net of tax:
Cost of sales
Pension actuarial loss	$-	$-	$-	$(9,118)	$(9,118)	$-	$-
Selling, general, and administrative expenses
One-time CEO compensation awards	(933)	(933)	(933)	(306)	(3,105)	(647)	(951)
Acquisition costs	-	-	(393)	-	(393)	-	-
Restructuring and asset impairment charges, net
One-time restructuring actions	-	-	(139)*	-	(139)*	-	-
Change in estimated future rent		(4,760)	-	-	(4,760)	-	-
Interest expense
Mark-to-market gain / (loss) on derivative financial instruments	(1,904)	1,630	(1,006)	(1,324)	(2,604)	(1,650)	(2,426)
Acceleration of the amortization of debt issue costs and OID	(440)	-	-	-	(440)	(503)	(740)
Other expense
Release of valuation allowances, net	-	-	-	131,095	131,095	-	-
European divestiture expenses	-	-	-	-	-	(2,432)	(3,576)
Discontinued operations
Income / (loss) from discontinued operations	(1,286)	(400)	3,246	8,764	10,324	(345)	(345)
Noncontrolling interests
Net income attributable to noncontrolling interests**	(80)	(493)	(589)	(577)	(1,739)	(6)
Total items included in net income, net of tax	$(4,643)	$(4,956)	$186	$128,534	$119,121	(5,583)

Net income attributable to Tower International, Inc.	$14,041	$18,646	$16,283	$145,082	$194,052	$8,378

Memo: Average shares outstanding (in thousands)
Basic	21,050	21,105	21,107	21,110	21,093	21,126
Diluted	21,360	21,403	21,423	21,449	21,408	21,445

Income per common share (GAAP)
Basic	$0.67	$0.88	$0.77	$6.87	$9.20	$0.40
Diluted	0.66	0.87	0.76	6.76	9.06	0.39

Diluted adjusted earnings per share (non-GAAP)	$0.87	$1.10	$0.75	$0.77	$3.50	$0.65

* One-time restructuring actions are shown net of tax of $42

** Amounts attributable to noncontrolling interests of discontinued operations, net of tax

(1) As adjusted to present the Company's Brazil and China business operations as discontinued operations.